CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the Neuberger Berman Institutional Liquidity Series and to the use of our report dated December 22, 2004 on the statement of assets and liabilities and related statement of operations of the Neuberger Berman Prime Money Fund, a series of Neuberger Berman Institutional Liquidity Series. Such statements of assets and liabilities and operations appear in the Neuberger Berman Institutional Liquidity Series' Statement of Additional Information.


                                             /s/ Tait, Weller & Baker


                                             TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
DECEMBER 22, 2004